EXHIBIT 3.1

CERTIFICATE OF AMENDMENT
TO
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
LIVE NATION ENTERTAINMENT, INC.

(Pursuant to Section 242 of the General Corporation Law of the State of Delaware)

Live Nation Entertainment, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:
1.    The Amended and Restated Certificate of Incorporation of the Corporation, as amended, is hereby amended by deleting ARTICLE VI thereof and inserting the following in lieu thereof:

“ARTICLE VI

BOARD OF DIRECTORS

SECTION 1. Subject to the rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, the number of directors of the Corporation shall be fixed, and may be increased or decreased from time to time, exclusively by resolution adopted by a majority of the entire Board of Directors.

SECTION 2. Unless and except to the extent that the By-Laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

SECTION 3. Beginning with the annual meeting of stockholders held in 2013, the Board of Directors shall be elected annually at each annual meeting of the stockholders. The directors will hold office until their respective death, resignation or removal and until their respective successors are elected and qualified.

SECTION 4. Except as otherwise provided by a Certificate of Designations, any director or the entire Board of Directors may be removed from office only by the affirmative vote of the holders of at least 80% of the total voting power of the Voting Stock (as defined in ARTICLE XI).

SECTION 5. Except as otherwise provided by a Certificate of Designations, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors, or by the sole remaining director. Any director so chosen shall hold office until the next annual meeting of stockholders, and until such director’s successor shall be elected and qualified. No decrease in the number of directors shall shorten the term of any incumbent director.”

2.    The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its duly authorized officer on this 6th of June, 2013.

LIVE NATION ENTERTAINMENT, INC.

By:_/s/ Michael G. Rowles_______________________
Name:    Michael G. Rowles
Title:    Executive Vice President, Secretary and General
Counsel